EXHIBIT 99.1

IAC REPORTS Q2 2016

NEW YORK— July 27, 2016—IAC (NASDAQ: IAC) released second quarter 2016 results today.  It also separately released a letter to shareholders from the CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q2 2016	Q2 2015	Growth
Revenue	$745.4	$771.1	-3%

Operating (loss) income	(252.4)	62.8	NM
Net (loss) earnings	(194.8)	59.3	NM
GAAP Diluted EPS	(2.45)	0.68	NM

Adjusted EBITDA	112.0	108.7	3%
Adjusted Net Income	34.4	74.6	-54%
Adjusted EPS	0.42	0.85	-51%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q2 2016 HIGHLIGHTS

•                  Match Group revenue increased 21% to $301.1 million driven by a 23% increase in Dating revenue due to 30% growth in Average PMC to over 5.3 million globally.

•                  Operating income increased 82% to $73.7 million and Adjusted EBITDA increased 58% to $100.1 million.

•                  HomeAdvisor revenue increased 38% to $130.2 million driven primarily by a 44% increase in HomeAdvisor domestic revenue, resulting from 54% growth in paying service professionals to approximately 128,000 and 32% growth in service requests.

•                  Operating income increased to $11.9 million versus $1.6 million in the prior year and Adjusted EBITDA increased to $15.0 million versus $4.7 million in the prior year.

•                  Video revenue increased 16% to $47.3 million driven by Electus, Vimeo and Daily Burn.  Vimeo grew paid subscribers 15% to 720,000.

•                  Publishing incurred restructuring charges of $4.5 million during the quarter and sold ASKfm on June 30, 2016, resulting in combined expected annualized fixed cost savings of approximately $18 million.

•                  Applications generated operating income of $18.9 million and Adjusted EBITDA of $29.1 million in the quarter after restructuring charges of $1.9 million (resulting in expected annualized fixed cost savings of approximately $4.5 million).  Apalon, our mobile applications business, grew revenue 172% in the quarter and now comprises 7% of total Applications revenue.

•                  Net loss in the second quarter reflects a $190.7 million after-tax goodwill and indefinite-lived intangible asset impairment charge in the Publishing segment, negatively impacting GAAP Diluted EPS by $2.40.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q2 2016	Q2 2015	Growth
	$ in millions
Revenue
Match Group	$301.1	$248.8	21%
HomeAdvisor	130.2	94.2	38%
Publishing	85.3	154.4	-45%
Applications	143.2	190.8	-25%
Video	47.3	40.7	16%
Other	38.5	42.3	-9%
Intercompany Elimination	(0.1)	(0.1)	20%
	$745.4	$771.1	-3%
Operating Income (Loss)
Match Group	$73.7	$40.5	82%
HomeAdvisor	11.9	1.6	650%
Publishing	(316.9)	10.2	NM
Applications	18.9	52.6	-64%
Video	(5.0)	(10.5)	52%
Other	(1.7)	(0.4)	-323%
Corporate	(33.3)	(31.3)	-6%
	$(252.4)	$62.8	NM
Adjusted EBITDA
Match Group	$100.1	$63.4	58%
HomeAdvisor	15.0	4.7	219%
Publishing	(11.8)	17.3	NM
Applications	29.1	49.1	-41%
Video	(4.0)	(12.1)	67%
Other	(0.9)	0.9	NM
Corporate	(15.4)	(14.6)	-5%
	$112.0	$108.7	3%

Match Group

Dating revenue increased 23% due primarily to 23% higher Direct revenue, driven by higher Average PMC at both North America and International, up 23% and 46%, respectively, due mainly to strong contributions from Tinder and PlentyOfFish, acquired on October 28, 2015.

Operating income increased 82% to $73.7 million and Adjusted EBITDA increased 58% to $100.1 million due primarily to the higher revenue, reduced selling and marketing expenses as a percentage of revenue and $7.5 million lower costs in Q2 2016 related to the consolidation and streamlining of our technology systems and European operations at our Dating businesses.

Please refer to the Match Group Q2 2016 earnings release and the related presentation referenced therein for further detail.

HomeAdvisor

Revenue increased 38% to $130.2 million due primarily to 44% growth at the HomeAdvisor domestic business and 16% growth at the HomeAdvisor International business.  HomeAdvisor domestic revenue growth was driven by a 54% increase in paying service professionals to approximately 128,000 and a 32% increase in service requests.  Operating income increased to $11.9 million versus $1.6 million in the prior year and Adjusted EBITDA increased to $15.0 million versus $4.7 million in the prior year due to the higher revenue, notwithstanding a 32% increase in selling and marketing expenses due to continued investment.

Publishing

Revenue decreased 45% to $85.3 million due to 62% lower Ask & Other revenue and 25% lower Premium Brands revenue.  Ask & Other revenue decreased due to a decline in revenue at Ask.com primarily as a result of the new Google contract, which became effective April 1, 2016, as well as declines from certain other legacy businesses.  Premium Brands revenue decreased due primarily to declines in search traffic at About.com, mainly attributable to the new Google contract, partially offset by strong growth at Investopedia and The Daily Beast.

Operating income declined $327.1 million to a loss of $316.9 million due primarily to a goodwill impairment charge of $275.4 million, a reduction in Adjusted EBITDA of $29.2 million and an increase in amortization of intangibles of $22.8 million.  The Adjusted EBITDA loss was due to the lower revenue and $4.5 million in restructuring costs across Publishing.  The increase in amortization of intangibles was due to the change in classification of certain intangibles from indefinite-lived to definite-lived and an $11.6 million impairment charge of certain indefinite-lived trade names.  The goodwill and the indefinite-lived intangible asset impairment charges were driven by the impact from the new Google contract, traffic trends and monetization challenges and the corresponding impact on the current estimate of fair value.  The goodwill impairment charge is a preliminary estimate that will be finalized in Q3 2016.

Applications

Revenue decreased 25% to $143.2 million due to a 43% decline in Partnerships and a 17% decline in Consumer.  The Consumer decline was driven by lower search revenue from desktop applications primarily due to lower revenue per query, partially offset by strong growth at Apalon and SlimWare.  Operating income decreased 64% to $18.9 million and Adjusted EBITDA decreased 41% to $29.1 million due primarily to the lower revenue and $1.9 million in restructuring costs across Applications.  Operating income was further impacted by a $7.6 million increase in the amount of contingent consideration expected to be paid in connection with the Apalon acquisition, which is exceeding expectations, versus a $6.3 million decrease in the prior year.

Video

Revenue increased 16% to $47.3 million due primarily to strong growth at Electus, Vimeo, and Daily Burn, partially offset by $4.0 million lower revenue from IAC Films as the prior year benefited from the release of While We’re Young.  Operating loss improved 52% to $5.0 million and the Adjusted EBITDA loss improved 67% to $4.0 million due to increased profits from Electus, reduced losses at Vimeo and a swing to profits at Daily Burn versus a loss in the prior year.

Other

Revenue decreased 9% due to the sale of PriceRunner, which was sold on March 18, 2016, partially offset by growth at ShoeBuy.  Operating loss increased $1.3 million and Adjusted EBITDA declined $1.8 million to a loss in the current year, due to the lower revenue.

Corporate

Operating loss increased due to higher stock-based compensation expense due primarily to the issuance of equity awards subsequent to Q2 2015 and higher Adjusted EBITDA losses due primarily to increased professional fees.

OTHER ITEMS

Interest expense increased due to the borrowings under the Match Group term loan facility, the higher interest rate associated with the exchange of $445 million of Match Group 6.75% Senior Notes for a substantially like amount of IAC 4.75% Senior Notes and $400 million of Match Group 6.375% Senior Notes.  The note exchange and term loan borrowings closed on November 16, 2015.  On June 1, 2016 Match Group issued $400 million of 6.375% Senior Notes.  The proceeds of the offering were used to prepay $400 million of the $790 million of indebtedness outstanding under the term loan facility.

Other expense, net in Q2 2016 includes a non-cash charge of $11.1 million related to the write-off of a proportionate share of original issue discount and deferred financing costs associated with the prepayment of $400 million of the Match Group term loan facility.

The effective tax rate for continuing operations was 34% in Q2 2016, lower than the statutory rate due primarily to the non-deductible portion of the goodwill impairment charge at the Publishing segment, partially offset by state taxes.  The Q2 2015 income tax benefit of $12.0 million from continuing operations was due primarily to the realization of certain deferred tax assets in the period.  The effective tax rate for Adjusted Net Income was 25% in Q2 2016, lower than the statutory rate due primarily to foreign income taxed at lower rates.  The effective tax rate for Adjusted Net Income was 4% in Q2 2015, lower than the statutory rate due primarily to the realization of certain deferred tax assets in the period.

LIQUIDITY AND CAPITAL RESOURCES

During Q2 2016, IAC repurchased 1.5 million common shares at an average price of $47.05.  As of June 30, 2016, IAC had 79.5 million common and class B common shares outstanding.  As of July 22, 2016, the Company had 10.9 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of June 30, 2016, the Company had $1.3 billion in cash and cash equivalents and marketable securities, of which IAC had $1.2 billion and Match Group had $174.0 million.  Additionally, the Company had $1.7 billion in long-term debt, of which IAC had $493.6 million ($50 million of the 4.875% Senior Notes are classified as current, pending redemption) and Match Group had $1.2 billion.  IAC has a $300 million revolving credit facility.  Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of June 30, 2016 and currently remain undrawn.  During Q2 2016, the Company redeemed $25.0 million of its 4.875% Senior Notes due in 2018 and purchased $3.2 million of its 4.75% Senior Notes due in 2022.

As of June 30, 2016, IAC’s ownership interest and voting interest in Match Group were 84.3% and 98.2%, respectively.

OPERATING METRICS

	Q2 2016	Q2 2015	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$170.5	$146.8	16%
International (c)	92.9	66.6	40%
Total Direct Revenue(a)	$263.4	$213.4	23%
Indirect Revenue	11.9	9.5	25%
Total Dating Revenue	$275.3	$222.9	23%
Non-dating Revenue	25.8	25.9	0%
Total Revenue	$301.1	$248.8	21%

Dating Average PMC (d) (in thousands)
North America (b)	3,311	2,699	23%
International (c)	1,990	1,366	46%
Total Dating Average PMC	5,301	4,065	30%

Dating ARPPU(e)
North America (b)	$0.57	$0.60	-5%
International (c)	$0.51	$0.54	-4%
Total Dating ARPPU	$0.55	$0.58	-5%

HomeAdvisor
Domestic Revenue (in millions)	$112.8	$78.2	44%
Domestic Service Requests (000s) (f)	3,695	2,804	32%
Domestic Paying Service Professionals (000s) (g)	128	83	54%

Publishing (in millions)
Revenue
Premium Brands (h)	$54.4	$72.4	-25%
Ask & Other (i)	30.9	82.0	-62%
Total Revenue	$85.3	$154.4	-45%

Applications (in millions)
Revenue
Consumer (j)	$109.4	$131.4	-17%
Partnerships (k)	33.7	59.4	-43%
Total Revenue	$143.2	$190.8	-25%

Video (in thousands)
Vimeo Ending Subscribers	720	629	15%

See notes on following page

OPERATING METRICS NOTES

(a)	Direct Revenue is revenue that is directly received from an end user of our products.
(b)	North America consists of our Dating businesses for customers located in the United States and Canada.
(c)	International consists of our Dating businesses for customers located outside of the United States and Canada.
(d)

Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e)	ARPPU, or Average Revenue per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.
(f)	Fully completed and submitted customer service requests on HomeAdvisor.
(g)	The number of service professionals that had an active membership or paid for leads in the last month of the period.
(h)	Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.
(i)	Ask & Other revenue is principally composed of Ask.com, CityGrid and ASKfm.
(j)	Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile operations.
(k)	Partnerships revenue is composed of our business-to-business partnership operations.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).  The dilution calculation reflected in the table below differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire tax benefit received upon the exercise of options or the vesting of restricted and performance-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance and market-based awards that are considered probable of vesting, if dilutive.  We believe this method of presentation better reflects the determination of fully diluted shares of the Company.

		Avg.
		Exercise	As of
	Shares	Price	7/22/16	Dilution at:

Share Price			$60.14	$65.00	$70.00	$75.00	$80.00

Absolute Shares as of 7/22/16	79.6		79.6	79.6	79.6	79.6	79.6

RSUs and Other *	2.0		1.2	1.1	1.0	0.9	0.9
Options	8.0	$51.54	1.1	1.1	1.4	1.6	1.8

Total Dilution			2.2	2.2	2.5	2.6	2.7
% Dilution			2.7%	2.6%	3.0%	3.1%	3.3%
Total Diluted Shares Outstanding			81.8	81.7	82.0	82.2	82.3

* Assumes Match Group subsidiary denominated stock-based awards are settled with shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s second quarter 2016 results on Thursday, July 28, 2016, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue	$745,439	$771,132	$1,564,618	$1,543,644
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	170,397	177,963	364,131	364,700
Selling and marketing expense	295,525	324,710	677,866	687,192
General and administrative expense	152,135	129,349	288,377	244,143
Product development expense	49,911	46,430	105,741	91,687
Depreciation	17,575	15,500	33,370	31,068
Amortization of intangibles	36,975	14,411	50,795	26,966
Goodwill impairment	275,367	—	275,367	—
Total operating costs and expenses	997,885	708,363	1,795,647	1,445,756

Operating (loss) income	(252,446)	62,769	(231,029)	97,888

Interest expense	(27,644)	(15,214)	(55,504)	(29,278)
Other (expense) income, net	(7,192)	(1,638)	8,705	5,350
(Loss) earnings from continuing operations before income taxes	(287,282)	45,917	(277,828)	73,960
Income tax benefit	96,740	11,968	95,220	5,788
(Loss) earnings from continuing operations	(190,542)	57,885	(182,608)	79,748
Loss from discontinued operations, net of tax	—	(153)	—	(28)
Net (loss) earnings	(190,542)	57,732	(182,608)	79,720
Net (earnings) loss attributable to noncontrolling interests	(4,233)	1,573	(3,885)	5,990
Net (loss) earnings attributable to IAC shareholders	$(194,775)	$59,305	$(186,493)	$85,710

Per share information attributable to IAC shareholders:
Basic (loss) earnings per share from continuing operations	$(2.45)	$0.72	$(2.31)	$1.03
Diluted (loss) earnings per share from continuing operations	$(2.45)	$0.68	$(2.31)	$0.98

Basic (loss) earnings per share	$(2.45)	$0.72	$(2.31)	$1.03
Diluted (loss) earnings per share	$(2.45)	$0.68	$(2.31)	$0.97

Dividends declared per common share	$—	$0.34	$—	$0.68

Stock-based compensation expense by function:
Cost of revenue	$694	$294	$1,307	$539
Selling and marketing expense	1,690	3,119	3,561	4,842
General and administrative expense	20,516	20,039	41,709	34,637
Product development expense	4,864	2,497	12,372	4,842
Total stock-based compensation expense	$27,764	$25,949	$58,949	$44,860

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$1,245,984	$1,481,447
Marketable securities	79,208	39,200
Accounts receivable, net	189,491	250,077
Other current assets	278,185	174,286
Total current assets	1,792,868	1,945,010

Property and equipment, net	306,999	302,817
Goodwill	1,937,675	2,245,364
Intangible assets, net	395,262	440,828
Long-term investments	127,318	137,386
Other non-current assets	99,900	117,286
TOTAL ASSETS	$4,660,022	$5,188,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$50,000	$40,000
Accounts payable, trade	61,749	86,883
Deferred revenue	285,733	258,412
Accrued expenses and other current liabilities	294,724	383,251
Total current liabilities	692,206	768,546

Long-term debt, net of current portion	1,655,259	1,726,954
Income taxes payable	33,083	33,692
Deferred income taxes	259,738	348,773
Other long-term liabilities	82,382	64,510

Redeemable noncontrolling interests	38,421	30,391

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	255	254
Class B convertible common stock	16	16
Additional paid-in capital	11,862,670	11,486,315
Retained earnings	144,901	331,394
Accumulated other comprehensive loss	(117,407)	(152,103)
Treasury stock	(10,075,985)	(9,861,350)
Total IAC shareholders’ equity	1,814,450	1,804,526
Noncontrolling interests	84,483	411,299
Total shareholders’ equity	1,898,933	2,215,825
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,660,022	$5,188,691

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities attributable to continuing operations:
(Loss) earnings from continuing operations	$(182,608)	$79,748
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	58,949	44,860
Depreciation	33,370	31,068
Amortization of intangibles	50,795	26,966
Goodwill impairment	275,367	—
Excess tax benefits from stock-based awards	(21,871)	(36,465)
Deferred income taxes	(90,902)	7,260
Equity in losses of unconsolidated affiliates	414	477
Acquisition-related contingent consideration fair value adjustments	10,470	(16,946)
Gains on sale of businesses and investments	(13,137)	(144)
Other adjustments, net	20,869	9,013
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	47,855	2,710
Other assets	(20,053)	(6,458)
Accounts payable and other current liabilities	(88,150)	(33,413)
Income taxes payable	(48,028)	(63,304)
Deferred revenue	32,589	40,407
Net cash provided by operating activities attributable to continuing operations	65,929	85,779
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(2,524)	(43,286)
Capital expenditures	(35,133)	(26,816)
Purchase of time deposits	(87,500)	—
Proceeds from maturities of time deposits	87,500	—
Proceeds from maturities and sales of marketable debt securities	32,500	14,613
Purchases of marketable debt securities	(79,366)	(93,134)
Purchases of investments	(5,056)	(12,840)
Net proceeds from the sale of businesses and investments	103,735	6,203
Other, net	4,815	2,396
Net cash provided by (used in) investing activities attributable to continuing operations	18,971	(152,864)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(214,635)	(200,000)
Debt issuance costs	(4,621)	—
Principal payment on long-term debt	(410,000)	—
Proceeds from bond offering	400,000	—
Repurchase of Senior Notes	(61,110)	—
Dividends	—	(56,729)
Issuance of IAC common stock pursuant to stock-based awards, net of withholding taxes	(13,097)	(20,656)
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	2,176	—
Excess tax benefits from stock-based awards	21,871	36,465
Purchase of noncontrolling interests	(2,411)	(15,338)
Acquisition-related contingent consideration payments	(2,150)	(5,705)
Increase in restricted cash related to bond redemptions	(30,002)	—
Other, net	(488)	430
Net cash used in financing activities attributable to continuing operations	(314,467)	(261,533)
Total cash used in continuing operations	(229,567)	(328,618)
Total cash used in discontinued operations	—	(243)
Effect of exchange rate changes on cash and cash equivalents	(5,896)	(5,135)
Net decrease in cash and cash equivalents	(235,463)	(333,996)
Cash and cash equivalents at beginning of period	1,481,447	990,405
Cash and cash equivalents at end of period	$1,245,984	$656,409

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2016	2015
Net cash provided by operating activities attributable to continuing operations	$65.9	$85.8
Capital expenditures	(35.1)	(26.8)
Tax payments related to sales of a business and an investment	—	(1.9)
Free Cash Flow	$30.8	$57.0

For the six months ended June 30, 2016, consolidated Free Cash Flow decreased $26.2 million due to the timing of working capital, higher interest payments and higher capital expenditures, partially offset by higher Adjusted EBITDA and lower income tax payments.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (loss) earnings attributable to IAC shareholders	$(194,775)	$59,305	$(186,493)	$85,710
Stock-based compensation expense	27,764	25,949	58,949	44,860
Amortization of intangibles	36,975	14,411	50,795	26,966
Acquisition-related contingent consideration fair value adjustments	6,801	(9,950)	10,470	(16,946)
Goodwill impairment	275,367	—	275,367	—
Discontinued operations, net of tax	—	153	—	28
Impact of income taxes and noncontrolling interests	(117,718)	(15,234)	(138,557)	(27,616)
Adjusted Net Income	$34,414	$74,634	$70,531	$113,002

GAAP Basic weighted average shares outstanding	79,523	82,416	80,775	82,932
Options, RSUs and subsidiary denominated equity, treasury method	—	4,674	—	4,989
GAAP Diluted weighted average shares outstanding	79,523	87,090	80,775	87,921
Options, RSUs and subsidiary denominated equity, treasury method not included in diluted shares above	2,032	—	2,415	—
Impact of RSUs and other	462	434	516	380
Adjusted EPS weighted average shares outstanding	82,017	87,524	83,706	88,301

GAAP Diluted (loss) earnings per share	$(2.45)	$0.68	$(2.31)	$0.97

Adjusted EPS	$0.42	$0.85	$0.84	$1.28

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.  If Match Group subsidiary denominated equity is included in GAAP diluted weighted average shares outstanding, they are backed out of Adjusted EPS as they are assumed to be settled with shares of Match Group common stock.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended June 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$73.7	$12.7	$8.1	$6.4	$(0.8)	$—	$100.1
HomeAdvisor	11.9	0.4	1.9	0.8	—	—	15.0
Publishing	(316.9)	—	2.1	27.6	—	275.4	(11.8)
Applications	18.9	—	1.1	1.5	7.6	—	29.1
Video	(5.0)	—	0.5	0.6	—	—	(4.0)
Other	(1.7)	—	0.6	0.1	—	—	(0.9)
Corporate	(33.3)	14.7	3.2	—	—	—	(15.4)
Total	$(252.4)	$27.8	$17.6	$37.0	$6.8	$275.4	$112.0

	For the three months ended June 30, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$40.5	$11.6	$6.6	$5.9	$(1.2)	$63.4
HomeAdvisor	1.6	0.4	1.6	1.1	—	4.7
Publishing	10.2	—	2.4	4.8	—	17.3
Applications	52.6	—	1.2	1.6	(6.3)	49.1
Video	(10.5)	0.1	0.2	0.4	(2.4)	(12.1)
Other	(0.4)	—	0.6	0.7	—	0.9
Corporate	(31.3)	13.8	2.9	—	—	(14.6)
Total	$62.8	$25.9	$15.5	$14.4	$(10.0)	$108.7

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the six months ended June 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$102.9	$30.2	$14.6	$14.7	$2.4	$—	$164.7
HomeAdvisor	13.8	0.8	3.8	1.5	—	—	20.0
Publishing	(310.2)	—	4.3	30.0	—	275.4	(0.4)
Applications	46.6	—	2.2	3.1	8.3	—	60.1
Video	(22.5)	—	0.9	1.0	(0.2)	—	(20.9)
Other	(1.8)	—	1.4	0.5	—	—	0.1
Corporate	(59.8)	27.9	6.2	—	—	—	(25.7)
Total	$(231.0)	$58.9	$33.4	$50.8	$10.5	$275.4	$197.9

	For the six months ended June 30, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$67.6	$17.9	$13.7	$9.8	$(12.2)	$96.7
HomeAdvisor	(2.4)	0.8	3.1	2.3	—	3.9
Publishing	29.5	—	4.9	9.5	—	44.0
Applications	91.5	—	2.2	3.2	(2.3)	94.6
Video	(30.9)	0.3	0.4	0.8	(2.4)	(31.8)
Other	(0.9)	—	1.1	1.4	—	1.6
Corporate	(56.5)	25.8	5.6	—	—	(25.1)
Total	$97.9	$44.9	$31.1	$27.0	$(16.9)	$183.8

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and goodwill and intangible asset impairments and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, restricted stock units and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on July 28, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of some of the world’s most recognized brands and products, such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio, which includes Match, OkCupid, Tinder and PlentyOfFish.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider / Alexandra Caffrey

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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